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www.sgrlaw.com

SMITH, GAMBRELL & RUSSELL, LLP
Attorneys at Law

John C. Ethridge, Jr.
Direct Tel: (404) 815-3634
Direct Fax: (404) 685-6934
Email: jethridge@sgrlaw.com

September 23, 2016

Board of Directors
SANUWAVE Health, Inc.
11680 Great Oaks Way, Suite 350
Alpharetta, Georgia 30022

Re: SANUWAVE Health, Inc. – Registration Statement on Form S-1 – Registration File No. __________.

Ladies and Gentlemen:

We have acted as special counsel for SANUWAVE Health, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing with the United States Securities and Exchange Commission ("SEC"), on or about the date hereof, pursuant to the federal Securities Act of 1933, as amended (the "Securities Act"), of the Company's registration statement on Form S-1 (the "Registration Statement") covering (a) 23,601,667 issued and outstanding shares (the "Secondary Shares") of the Company's common stock, $.001 par value ("Common Stock"), and (b) up to 25,043,334 shares of Common Stock reserved for issuance and issuable upon exercise of certain Warrants (the "Warrant Shares"), all as more fully described in the Registration Statement.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of SEC Regulation S-K (12 C.F.R. § 229.601(b)(5)).

We have examined such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.

Our opinions herein are limited to the corporate laws of the State of Nevada, and we do not express any opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Secondary Shares have been duly authorized, and are legally issued, fully paid and non-assessable.

2. The Warrant Shares have been duly authorized for issuance and, when issued and paid for in accordance with the provisions of the respective Warrants pursuant to which they are issuable, including, in each case, the payment of the respective exercise price therefor, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours,

SMITH, GAMBRELL & RUSSELL, LLP

By: ______________________________
Name: John C. Ethridge, Jr.
Title: Partner